EXHIBIT 3.1

INSTRUMENT OF ORGANIZATION BY INCORPORATOR

AND UNANIMOUS CONSENT IN LIEU OF

ORGANIZATIONAL MEETING OF INCORPORATORS

OF

Khanstellation Group, Inc.

PURSUANT TO  8 DEL.C., §108(c)

OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

I, VENUS SPRINGS, the sole incorporator of Khanstellation Group, Inc., a Delaware corporation (the “Company”), under the General Corporation Law of Delaware, hereby sign this instrument under Section 108(c) of said General Corporation Law, and by it do hereby take action and certify as follows:

FIRST:  I confirm that the Certificate of Incorporation of Khanstellation Group, Inc., a true copy of which is attached as Exhibit A, was filed with the Secretary of State of Delaware on April 29, 2010, and was recorded and indexed by the Recorder of Deeds of the County of New Castle in accordance with Section 103(c) of the General Corporation Law of Delaware and that this corporation proceeds to do business thereunder.

SECOND:  I hereby adopt the By-laws attached as Exhibit B hereto as and to be the By-laws of the Company and to be inserted in the minute book immediately following the copy of the Certificate of Incorporation.

THIRD:  I hereby designate and elect,

Name	Title	Address
Asim Khan	Chairman of the Board	30552 Puerto Vallarta Dr Laguna Niguel CA 92677
Thomas J. Farinola	Director	30552 Puerto Vallarta Dr Laguna Niguel CA 92677
Tasneem Khan	Director	30552 Puerto Vallarta Dr Laguna Niguel CA 92677
Larry Smith	Director	30552 Puerto Vallarta Dr Laguna Niguel CA 92677
Danny Jenkins	Director	30552 Puerto Vallarta Dr Laguna Niguel CA 92677

to be the directors and constitute the Board of Directors of the Corporation for the ensuing year and until the first annual meeting of stockholders of the Corporation or until successors are chosen and qualify, subject to the newly elected directors right to elect more directors to serve with them for the initial term.

FOURTH:  The Corporation shall be authorized to enter into agreements with Board members providing for yearly compensation of up to 15,000 shares of Common Stock and allowing for sales of stock to directors pursuant to a separate restricted stock agreement.

FIFTH:  The aggregate number of shares which the Corporation shall have authority to issue is 50,000,000; of which 5,000,000 shares of the par value of $0.001 shall be designated Preferred Stock and 45,000,000 shares of the par value of $0.001 shall be designated Common Stock.

SIXTH:    The Board of Directors is hereby authorized to issue the capital stock of the Corporation to the full amount or number of shares authorized by the Certificate of Incorporation, in such amounts and proportions as from time to time shall be determined by the Board, and to accept in full or in part payment thereof such property as the Board may determine shall be good and sufficient consideration and necessary for the business of the Corporation.

SEVENTH:    The initial amount of Common Stock shares issued shall be 12,150,000.  The initial amount of Preferred Stock shares issued shall be 1,000,000.   The share ownership shall be distributed as follows:

Name	Common Stock	Preferred Stock
Asim Khan	9,450,000	1,000,000
Thomas J. Farinola	900,000	—
Tasneem Khan	1,350,000	—
Elizabeth Ovando	450,000	—

EIGHTH:   I hereby designate and elect the following individuals to be the initial officers of the Corporation,

Name	Title	Address
Thomas J. Farinola	President	30552 Puerto Vallarta Dr Laguna Niguel CA 92677
Asim Khan	Chief Executive Officer	30552 Puerto Vallarta Dr Laguna Niguel CA 92677
Tasneem Khan	Secretary	30552 Puerto Vallarta Dr Laguna Niguel CA 92677
Elizabeth Ovando	Treasurer	30552 Puerto Vallarta Dr Laguna Niguel CA 92677
Asim Khan	Chief Financial Officer	30552 Puerto Vallarta Dr Laguna Niguel CA 92677

IN WITNESS WHEREOF,  I have signed this instrument as of the 29th, day of April, 2010.